SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 8K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                                       OF

                       THE SECURITIES EXCHANGE ACT OF 1934



                                December 4, 2000
              Date of the Report (Date of earliest event reported)


                         Commission File Number: 0-18945

                          WESTMARK GROUP HOLDINGS, INC.
        (Exact Name of small business issuer as specified in its charter)


                               DELAWARE 84-1055077
                   (State or other jurisdiction (IRS Employer
              of incorporation or organization) Identification No.)



                              644 CYPRESS KEY DRIVE
                             ATLANTIS, FLORIDA 33462
               (Address of principal executive offices)(Zip Code)

                                 (561) 357-4795
                (Issuer's telephone number, including area code)
                              ---------------------





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Item 5:  Other Events

During the process of conducting our audit for the year ending December 31, 1999, prior management discovered that during 1999 the value of our loan inventory was substantially overstated and the amount of our operating expenses was substantially understated. Said material misstatements resulted in an aggregate negative impact to the first three quarters was approximately $ 2.3 million net operating loss. Prior management originally determined, based on a legal opinion, that they intended to file an amended Form 10QSB for each of the first three quarters 1999. The reasoning behind the filing these amended reports was that the company could accurately do comparative analysis of its 1999 quarterly returns when filing quarterly returns for the year 2000. The company was not required to file these restatements based on any directive from the United States Security and Exchange Commission nor any rule pursuant to The Securities Exchange Act of 1934.

In October 2000 prior management resigned and new management under took the task to file these restatements. New management did not have access to the company's computer records and did not have complete paper records to determine with any degree of accuracy the exact dates and amounts to reflect the aggregate loss of the first three quarters on a quarter by quarter basis. However, the audited financials filed with the company's December 31, 1999 -10KSB accurately reflect the losses for the entire year.

Accordingly current management believes that the quarterly comparative analysis between 1999 and 2000 will not be meaningful or show any guidance to an investor and therefore have determined that it will not restate any of the quarterly filings for 1999 as we deem them immaterial. As previously disclosed in an 8K filing in July 2000 the company's sole operating subsidiary terminated all operations. We are now in the process of preparing the unaudited financials for the first three quarters of 2000.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           WESTMARK GROUP HOLDINGS, INC.


                           By: /c/ Dori Carpinello
                           -----------------------------------------------------
                           Dori Carpinello, President & Chief Executive Officer, Director(Duly Authorized Director & Officer of the Registrant)


                           By: /c/ Barbara Nola
                           -----------------------------------------------------
                           Barbara Nola, Chief Financial Officer, Director (Principal Accounting Officer & Duly Authorized Director & Officer of the Registrant)